UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2019

CECO Environmental Corporation

(Exact Name of registrant as specified in its charter)

Delaware	000-7099	13-2566064
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14651 North Dallas Parkway Dallas, TX		75254
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (513) 458-2600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.01 per share	CECE	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Definitive Material Agreement

On June 11, 2019, CECO Environmental Corp. (“CECO” or the “Company”) entered into a Second Amended and Restated Credit Agreement among the Company, certain of the Company’s subsidiaries, the lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the other L/C Issuers from time to time party thereto (the “New Credit Agreement”). The New Credit Agreement amends CECO’s existing Amended and Restated Credit Agreement, dated as of September 3, 2015, by and among the Company, the lenders party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the other L/C Issuers party thereto.

The New Credit Agreement provides for senior credit facilities consisting of: (a) revolving credit commitments in the aggregate amount of $140.0 million (the “Revolving Credit Facility”) and (b) a term loan commitment in the aggregate amount of $50.0 million (the “Term Loan” and, together with the Revolving Credit Facility, the “Credit Facilities”). At CECO’s option and with the consent of the lenders that agree to provide the additional principal amount, the Credit Facilities may be further increased by an aggregate principal amount of up to the sum of $75.0 million and an amount such that the Consolidated Net Leverage Ratio (as defined in the New Credit Agreement) would not exceed 3.0 to 1.0.

The Credit Facilities will accrue interest (a) with respect to base rate loans, at an annual rate equal to an applicable rate of between 0.75% and 1.75% (fluctuating based on CECO’s Consolidated Net Leverage Ratio), plus a rate equal to the highest of (1) the Bank of America, N.A., prime rate, (2) the Federal Funds rate plus 0.50%, (3) the Eurocurrency Rate plus 1.00% and (4) 1.00%, and (b) with respect to Eurocurrency Rate loans, at an annual rate equal to an applicable rate of between 1.75% and 2.75% (fluctuating based on CECO’s Consolidated Net Leverage Ratio), plus a rate determined based on the denominated currency (1) if denominated in a U.S. Dollars, Euro, Sterling, Swiss Franc or Yen, the LIBOR rate, (2) if denominated in Canadian dollars, the rate per annum equal to the Canadian Dealer Offered Rate, or a comparable or successor rate which rate is approved by Bank of America, N.A., or (3) if denominated in a currency other than (1) or (2), the rate per annum as designated with respect to such currency at the time such currency was approved by Bank of America, N.A., and the other lenders under the Revolving Credit Facility or, if such rate is unavailable on any date of determination for any reason, a comparable or successor rate approved by Bank of America, N.A.

The Credit Facilities will mature on June 11, 2024. The parties to the New Credit Agreement provided covenants and made representations and warranties that are usual and customary for transactions of this type. With respect to financial covenants, the Company is required to maintain a Consolidated Net Leverage Ratio of (i) for each four fiscal quarter period ending June 30, 2019 through September 30, 2020, not greater than 3.75 to 1.00, (ii) for each four fiscal quarter period ending December 31, 2020 through September 30, 2021, not greater than 3.50 to 1.00 and (iii) for each four fiscal quarter period thereafter, not greater than 3.25 to 1.00. At the election of the Company and subject to certain restrictions contained in the New Credit Agreement, such maximum Consolidated Net Leverage Ratio may be increased by 0.50 to 1.00 (but in no event shall exceed 4.00 to 1.00) following a Permitted Acquisition (as defined in the New Credit Agreement) involving aggregate consideration of $15.0 million or more and such elevated ratio shall continue for the subsequent three fiscal quarters. The Company is also required to maintain a Consolidated Fixed Charge Coverage Ratio (as defined in the New Credit Agreement) as of the most recently completed fiscal quarter of not less than 1.25 to 1.00. The New Credit Agreement also contains customary events of default.

Certain of the lenders, as well as certain of their respective affiliates, have performed and may in the future perform for the Company, various commercial banking, investment banking, lending, underwriting, trust services, financial advisory and other financial services, for which they have received and may in the future receive customary fees and expenses.

The foregoing description of the New Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the New Credit Agreement, a copy of which is attached hereto as Exhibit 10.1, and is incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1*	Second Amended and Restated Credit Agreement, dated as of June 11, 2019, among CECO Environmental Corp. and certain of its subsidiaries, the Lenders party thereto, and Bank of America, N.A.

*	Schedules and exhibits have been omitted. The Registrant agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 12, 2019	CECO ENVIRONMENTAL CORP.

	By:	/s/ Matthew Eckl
Matthew Eckl Chief Financial Officer